UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

 Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): May 9, 2009

 Stericycle, Inc.

  (Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

 28161 North Keith Drive

 Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

 (847) 367-5910

(Registrant's telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]

Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

[    ]

Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

[    ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On May 9, 2009, we and our wholly-owned subsidiary, ATMW Acquisition Corp. (“Merger Sub”), entered into an agreement and plan of merger with MedServe, Inc. a Delaware corporation (“MedServe”), and Avista Capital Partners, L.P., a Delaware limited partnership, as the stockholders’ representative. Pursuant to the merger agreement and upon completion of the merger, Merger Sub will be merged with and into MedServe and MedServe will become a wholly-owned subsidiary of ours.

MedServe is privately held. It is engaged in the collection, transportation, treatment and disposal of medical waste, hazardous waste, universal waste and other regulated wastes, sharps management services, safety and compliance training services, and other related businesses.

The total merger consideration payable by us is $185,000,000 in cash, subject to reduction for MedServe’s indebtedness as of the closing date, MedServe’s expenses in connection with the transaction, and other expenses related to the transaction. In addition, $27,750,000 of the merger consideration will be deposited in escrow to cover indemnification obligations of the MedServe stockholders under the merger agreement.

Concurrently with the parties’ execution of the merger agreement, MedServe stockholders holding a majority of its outstanding shares entitled to vote delivered their written consent approving the merger agreement and the merger.

The merger is subject to customary closing conditions and regulatory reviews, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits

The following exhibit is filed with this report:

99.1

Press release issued by Stericycle on May 14, 2009.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 14, 2009	Stericycle, Inc.

By:	/s/ Frank J.M. ten Brink

Frank J.M. ten Brink
Executive Vice President and Chief Financial Officer

 EXIBIT INDEX

Exhibit Number

Description

99.1

Press Release issued by Stericycle, Inc. dated May 14, 2009.